Exhibit 5.1

ADAMS & DUNCAN, INC., P.S.
A Professional Service Corporation LAWYERS 3128 COLBY AVENUE EVERETT, WASHINGTON 98201 TELEPHONE: (425) 339-8556 FACSIMILE: (425) 339-2353

December 12, 2024

Coastal Financial Corporation
5415 Evergreen Way
Everett, Washington 98203

Ladies and Gentlemen:

We have acted as special Washington State counsel to Coastal Financial Corporation, a Washington corporation (the “Company”), in connection with (i) the issuance and sale by the Company on the date hereof of (a) 1,200,000 shares (the “Firm Shares”) of the Company’s voting common stock, no par value per share (the “Common Stock”), and (b) an additional 180,000 shares of Common Stock pursuant to the exercise in full of the Underwriters’ option to purchase additional shares set forth in Section 2(b) of the Underwriting Agreement (the “Option Shares,” and, together with the Firm Shares, the “Shares”), and (ii) the several purchases of the Shares by the underwriters named in the Underwriting Agreement, dated December 10, 2024 (the “Underwriting Agreement”), by and among the Company, Coastal Community Bank (the “Bank”) and Keefe, Bruyette & Woods, Inc. (the “Representative”), as Representative of the several underwriters named therein (collectively, the “Underwriters”).

In connection with this opinion, we have reviewed (i) the Underwriting Agreement; (ii) the Company’s registration statement on Form S-3 (File No. 333-279879) with respect to the Shares (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) on May 31, 2024 and declared effective on June 13, 2024 under the Securities Act of 1933, as amended (the “Act”); (iii) the preliminary prospectus, consisting of the prospectus, dated June 13, 2024 (the “Base Prospectus”), as supplemented by a preliminary prospectus supplement dated December 10, 2024, relating to the offering of the Shares, filed with the SEC on December 10, 2024, pursuant to Rule 424(b) under the Act (the “Pricing Prospectus”); (iv) the final prospectus, consisting of the Base Prospectus, as supplemented by a final prospectus supplement, dated December 10, 2024, relating to the offering of the Shares, filed with the SEC on December 11, 2024, pursuant to Rule 424(b) under the Act (the “Prospectus”); and (v) the Second Amended and Restated Articles of Incorporation (the “Articles”) and Amended and Restated Bylaws of the Company (the “Bylaws”), each as amended through the date hereof. This opinion letter is furnished to you at your request in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act for filing as Exhibit 5.1 to the Registration Statement.

We also reviewed such corporate records, certificates and other documents, and such questions of law, as we have deemed necessary or appropriate for the purposes of this opinion.

We have assumed (i) the legal capacity of all natural persons; (ii) the genuineness of all signatures; (iii) the authenticity, accuracy, and completeness of all documents submitted to us as originals and that such documents were duly authorized and approved; (iv) the conformity to original documents of all documents submitted to use as certified, conformed, photostatic, or facsimile copies; and (v) the authenticity, accuracy, and completeness of the originals of such latter documents and that the originals of all such latter documents were duly authorized and approved. We have relied on representations and information from officers and employees of the Company and the Bank. We have assumed further the accuracy of the representations of the Company and the Bank set forth in the Underwriting Agreement. We have assumed further that the Underwriting Agreement has been duly executed and delivered by the Representative.

We have made no investigation for the purpose of verifying the assumptions set forth herein.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and on information regarding the Company contained in the Registration Statement and the Prospectus.

Based upon the foregoing and representations made to us by officers of the Company, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, insofar as the law of the State of Washington is concerned, the Shares have been duly authorized and the Shares, when duly issued and sold as contemplated in the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

The limitations inherent in the independent verification of factual matters and the character of determinations involved in the registration process are such, however, that we do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement, the Disclosure Package or the Prospectus. Also, we do not express any opinion or belief as to the financial statements, including the notes thereto, and the schedules and other financial data included or incorporated or deemed incorporated by reference in the Registration Statement, the Disclosure Package or the Prospectus.

We are members of the bar of the State of Washington. For the avoidance of doubt, this office expresses no opinion with respect to any federal laws, statutes, ordinances, charters, constitutions, treaties, codes, rules, regulations, or guidelines, including any orders issued thereunder; the common laws and the laws of equity of any State of the United States other than the State of Washington; any departmental or regulatory policies or guidelines of any State of the United States other than the State of Washington; or any state blue-sky laws or related rules or regulations or any Federal or state anti-fraud, statute, rule or regulation.

This opinion letter is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated. The opinions set forth herein are given as of the date hereof, and this office undertakes no obligation to update or supplement this letter if any applicable law changes after the date hereof or if this office becomes aware of any fact or other circumstance that changes or may change any opinion set forth herein after the date hereof or for any other reason.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated December 12, 2024, which is incorporated by reference in the Registration Statement, and to being named in the Prospectus forming a part of the Registration Statement under the heading “Legal Matters” as the law firm which passed on the validity of the Shares. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Adams & Duncan, Inc, P.S.